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                                                                    Exhibit 21.1

                         Subsidiaries of the Registrant


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

      Name of Subsidiary                   Jurisdiction of Organization
      ------------------                   ----------------------------
1.    Viking Direct Limited                       United Kingdom

2.    Viking Office Products Pty. Ltd.            Australia

3.    Viking Direct S.A.R.L.                      France

4.    Viking Direct B.V.I.O.                      The Netherlands

5.    Viking Direct Limited GMBH                  Germany
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